Product supplement no. 74-A-I To prospectus dated November 21, 2008 and prospectus supplement dated November 21, 2008	Registration Statement No. 333-155535 Dated November 21, 2008 Rule 424(b)(2)

Principal Protected Dual Directional Knock-Out Notes Linked to Russell 2000® Index

General

  JPMorgan Chase & Co. may offer and sell principal protected dual directional knock-out notes linked to the Russell 2000® Index from time to time. This product supplement no. 74-A-I describes terms that will apply generally to the principal protected dual directional knock-out notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement shall control.
  The notes are the senior unsecured obligations of JPMorgan Chase & Co.
  Payment is linked to the Russell 2000® Index as described below.
  Unless otherwise specified in the relevant terms supplement, full principal protection if the notes are held to maturity.
  Unless otherwise specified in the relevant terms supplement, cash payment at maturity of principal plus the Additional Amount. The Additional Amount may be zero unless the Minimum Return applies.
  The Additional Amount will depend on the Absolute Index Return and the specific terms of the notes as set forth in the relevant terms supplement. Unless otherwise specified, the Additional Amount per $1,000 principal amount note will equal (A) if a Knock-Out Event (as described below) does not occur during the Monitoring Period, $1,000 x the Absolute Index Return x the Participation Rate; provided that the Additional Amount will not be less than zero (or the Minimum Return, if applicable) or greater than the Maximum Return, if applicable; or (B) if a Knock-Out Event occurs during the Monitoring Period, zero (or the Minimum Return, if applicable). You will not receive more than the principal amount of your notes (plus the Minimum Return, if applicable) at maturity if a Knock-Out Event occurs during the term of the notes.
  For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page PS-21.
  Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.
  Investing in the notes is not equivalent to investing in the Index or any of its component stocks.
  The notes will not be listed on any securities exchange unless otherwise specified in the relevant terms supplement.

Key Terms

Index:	The Russell 2000® Index (the “Index”)
Payment at Maturity:

Unless otherwise specified in the relevant terms supplement, at maturity you will receive a cash payment for each $1,000 principal amount note of $1,000 plus the Additional Amount, which may be zero (or may equal the Minimum Return, if applicable).

Additional Amount:	The Additional Amount per $1,000 principal amount note paid at maturity will equal, unless otherwise specified in the relevant terms supplement:
(1) If a Knock-Out Event has not occurred during the Monitoring Period: $1,000 x the Absolute Index Return x the Participation Rate; provided that the Additional Amount will not be less than zero (or the Minimum Return, if applicable) or greater than the Maximum Return, if applicable; or
(2) If a Knock-Out Event has occurred during the Monitoring Period, zero (or the Minimum Return, if applicable).
Other Terms:	In each case, the Participation Rate, Upper Knock-Out Level, Lower Knock-Out Level and, if applicable, the Partial Principal Protection Percentage, Minimum Return, Maximum Return, Interest Rate, Interest Period and/or Interest Payment Dates will be set forth in the relevant terms supplement.
Absolute Index Return:	Unless otherwise specified in the relevant terms supplement, the absolute value of the following:
Ending Index Level – Initial Index Level Initial Index Level
For example, an index return of -15% will equal a 15% Absolute Index Return.
Initial Index Level:	The Index closing level on the pricing date, or such other date or dates as specified in the relevant terms supplement, or the arithmetic average of the Index closing level on each of the Initial Averaging Dates, if so specified in the relevant terms supplement.
Ending Index Level:	The Index closing level on the Observation Date, or the arithmetic average of the Index closing levels on each of the Ending Averaging Dates, or such other date or dates as specified in the relevant terms supplement.
Initial Averaging Dates:	As specified, if applicable, in the relevant terms supplement. Any Initial Averaging Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”
Index Valuation Date(s):	The Index closing level will be calculated on a single date, which we refer to as the Observation Date, or on several dates, each of which we refer to as an Ending Averaging Date, as specified in the relevant terms supplement. We refer to such dates generally as Index Valuation Dates in this product supplement. Any Index Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”
Knock-Out Event:

A Knock-Out Event occurs if, on any trading day during the Monitoring Period, the level of the Index (for notes with continuous monitoring) or the Index closing level (for notes with daily monitoring) is greater than the Upper Knock-Out Level OR less than the Lower Knock-Out Level.
The relevant terms supplement will specify whether continuous or daily monitoring is applicable to the notes or, alternatively, may specify another method for monitoring the Index. For example, the relevant terms supplement may specify weekly monitoring for purposes of determining whether the Index has increased above the Upper Knock-Out Level or declined below the Lower Knock-Out Level.

Monitoring Period:	As specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the Monitoring Period consists of each day from the pricing date to the final Index Valuation Date.
Maturity Date:	As specified in the relevant terms supplement. The maturity date of the notes is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Investing in the Principal Protected Notes involves a number of risks. See “Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 74-A-I, the accompanying prospectus supplement and prospectus, or any related terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

November 21, 2008

       In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, this product supplement no. 74-A-I and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and this product supplement no. 74-A-I and with respect to JPMorgan Chase & Co. This product supplement no. 74-A-I, together with the relevant terms supplement and the accompanying prospectus and prospectus supplement, contain the terms of the notes and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. The information in the relevant terms supplement, this product supplement no. 74-A-I and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

       The notes described in the relevant terms supplement and this product supplement no. 74-A-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this product supplement no. 74-A-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

       In this product supplement no. 74-A-I and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

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We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 74-A-I nor the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 74-A-I nor the accompanying prospectus supplement, prospectus or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 74-A-I and accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 74-A-I and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction no 400, dated December 29, 2003, as amended from time to time.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 74-A-I or the accompanying prospectus supplement, prospectus or terms supplement may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 74-A-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

Neither this product supplement no. 74-A-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 74-A-I, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an

ii

institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

The notes may not be publicly offered in Switzerland, as such term is defined or interpreted under the Swiss Code of Obligations. Neither this product supplement no. 74-A-I, the accompanying prospectus supplement, prospectus or terms supplement nor any of the documents related to the notes constitute a prospectus in the sense of article 652a or 1156 of the Swiss Code of Obligations.

In addition, notes that fall within the scope of the Swiss Investment Fund Act may not be offered and distributed by means of public advertising in or from Switzerland, as such term is defined or interpreted under the Swiss Investment Fund Act. Such notes will not be registered with the Swiss Federal Banking Commission under the Swiss Investment Fund Act and the corresponding Swiss Investment Fund Ordinance and investors will, therefore, not benefit from protection under the Swiss Investment Fund Act or supervision by the Swiss Federal Banking Commission.

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DESCRIPTION OF NOTES

       The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 74-A-I have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term “note” refers to each $1,000 principal amount of our Principal Protected Dual Directional Knock-Out Notes Linked to the Russell 2000® Index.

General

       The Principal Protected Dual Directional Knock-Out Notes are senior unsecured obligations of JPMorgan Chase & Co. that are linked to the Russell 2000® Index (the “Index”). The notes are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

       Unless otherwise specified in the relevant terms supplement, the notes will not pay interest or a fixed amount at maturity. Instead, at maturity you will receive a payment in cash, the amount of which will vary depending on the performance of the Index over the term of the notes, calculated in accordance with the applicable formula as set out below and whether the Index trades (for notes with continuous monitoring) or closes (for notes with daily monitoring) above the Upper Knock-Out Level or below the Lower Knock-Out Level on any trading day during the Monitoring Period. Unless otherwise specified in the relevant terms supplement, we will pay you at maturity at least the principal amount of $1,000 for each $1,000 principal amount.

       The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

       The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

       The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under “Description of Notes — Forms of Notes” in the prospectus supplement and “Forms of Securities — Global Securities” in the prospectus.

       The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. 74-A-I. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement shall control.

PS-1

Payment at Maturity

       The maturity date for the notes will be set forth in the relevant terms supplement and is subject to adjustment if such day is not a business day or if the final Index Valuation Date is postponed as described below. We will specify, in each case if applicable, the Partial Principal Protection Percentage, the Minimum Return, the Maximum Return, the Participation Rate, the Upper Knock-Out Level, and the Lower Knock-Out Level in the relevant terms supplement.

       Your return on the notes will be linked to the performance of the Russell 2000® Index during the life of the notes.

       Unless otherwise specified in the relevant terms supplement, at maturity you will receive a cash payment for each $1,000 principal amount note of $1,000 plus the Additional Amount as described below, which amount may be zero unless the Minimum Return applies. Unless otherwise specified in the relevant terms supplement, you will not receive less than $1,000 for each $1,000 principal amount note if you hold the notes to maturity.

       The “Additional Amount” per $1,000 principal amount note paid at maturity will equal, unless otherwise specified in the relevant terms supplement:

(1)
if a Knock-Out Event has not occurred during the Monitoring Period: $1,000 x the Index Return x the Participation Rate; provided that the Additional Amount will not be less than zero (or the Minimum Return, if applicable) or greater than the Maximum Return, if applicable; or

(2)	if a Knock-Out Event has occurred during the Monitoring Period, zero (or the Minimum Return, if applicable).

If a Knock-Out Event occurs during the term of the notes, you will not receive more than the principal amount of your notes (plus the Minimum Return, if applicable) at maturity.

       The “Participation Rate” will be a percentage, which may be more or less than 100%, as specified in the relevant terms supplement.

       The “Upper Knock-Out Level” will be a level of the Index equal to a percentage of the Initial Index Level or a fixed level of the Index as specified in the relevant terms supplement.

       The “Lower Knock-Out Level” will be a level of the Index equal to a percentage of the Initial Index Level or a fixed level of the Index as specified in the relevant terms supplement.

       A “Knock-Out Event” occurs if, on any trading day during the Monitoring Period, the level of the Index (for notes with continuous monitoring) or the Index closing level (for notes with daily monitoring) is greater than the Upper Knock-Out Level OR less than the Lower Knock-Out Level.

       The relevant terms supplement will specify whether continuous or daily monitoring is applicable to the notes or, alternatively, may specify another method for monitoring the Index. For example, the relevant terms supplement may specify weekly monitoring for purposes of determining whether the Index has increased above the Upper Knock-Out Level or declined below the Lower Knock-Out Level.

       The “Partial Principal Protection Percentage” will be a percentage less than 100%, as specified in the relevant terms supplement.

       The “Minimum Return” will be a fixed dollar amount per $1,000 principal amount note as specified in the relevant terms supplement.

       The “Maximum Return” will be a fixed dollar amount per $1,000 principal amount note as specified in the relevant terms supplement.

PS-2

       Unless otherwise specified in the relevant terms supplement, the “Absolute Index Return,” as calculated by the calculation agent, is the absolute value of the percentage change in the closing level of the Index, calculated by comparing the Index closing level on the Observation Date, or the arithmetic average of the Index closing level on each of the Ending Averaging Dates, or such other date or dates as specified in the relevant terms supplement (the “Ending Index Level”), to the Index closing level on the pricing date, or such other date or dates as specified in the relevant terms supplement, or to the arithmetic average of the Index closing levels on each of the Initial Averaging Dates, if so specified in the relevant terms supplement (the “Initial Index Level”). The relevant terms supplement will specify the manner in which the Initial Index Level and the Ending Index Level are determined. The Absolute Index Return, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Absolute Index Return = The absolute value of:	Ending Index Level – Initial Index Level Initial Index Level

For example, an index return of -15% will equal a 15% Absolute Index Return.

       The “Index closing level” on any trading day will equal the closing level of the Index or any successor index (as defined below) or alternative calculation of the Index described under “The Russell 2000® Index — Discontinuation of the Russell 2000® Index; Alteration of Method of Calculation” at the regular official weekday close of the principal trading session of the New York Stock Exchange (“NYSE”), the American Stock Exchange LLC (the “AMEX”), the NASDAQ Stock Market or the relevant exchange or market for the successor index.

       A “trading day” is, unless otherwise specified in the relevant terms supplement, a day, as determined by the calculation agent, on which trading is generally conducted on the NYSE, the AMEX, the NASDAQ Stock Market, the Chicago Mercantile Exchange, Inc., the Chicago Board Options Exchange Incorporated and in the over-the-counter market for equity securities in the United States.

       The Initial Averaging Dates, if applicable, will be specified in the relevant terms supplement and any such date is subject to adjustment as described below. If an Initial Averaging Date is not a trading day or if there is a market disruption event on such day, the applicable Initial Averaging Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing. In no event, however, shall any Initial Averaging Date be postponed more than ten business days following the date originally scheduled to be such Initial Averaging Date. If the tenth business day following the date originally scheduled to be the applicable Initial Averaging Date is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the Index closing level for such Initial Averaging Date on such date in accordance with the formula for and method of calculating the Index closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled business day of each security most recently constituting the Index.

       The Index Valuation Date(s), which will be a single date, which we refer to as the Observation Date, or several dates, each of which we refer to as an Ending Averaging Date, will be specified in the relevant terms supplement, and any such date is subject to adjustment as described below.

       The maturity date will be specified in the relevant terms supplement. If the scheduled maturity date (as specified in the relevant terms supplement) is not a business day, then the maturity date will be the next succeeding business day following such scheduled maturity date. If, due to a market disruption event or otherwise, the final Index Valuation Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following the final Index Valuation Date, as postponed, unless otherwise specified in the relevant terms supplement. We describe market disruption events under “General Terms of Notes — Market Disruption Events.”

PS-3

       We will irrevocably deposit with The Depository Trust Company (“DTC”) no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable at maturity and on the Interest Payment Dates, if any, with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

       A “business day” is, unless otherwise specified in the relevant terms supplement, any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

       Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in the open market or by private agreement.

       Notes with a maturity of more than one year

       If an Index Valuation Date is not a trading day or if there is a market disruption event on such day, the applicable Index Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing. In no event, however, shall any Index Valuation Date be postponed more than ten business days following the date originally scheduled to be such Index Valuation Date. If the tenth business day following the date originally scheduled to be the applicable Index Valuation Date is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the Index closing level for such Index Valuation Date on such date in accordance with the formula for and method of calculating the Index closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled business day of each security most recently constituting the Index.

       Notes with a maturity of not more than one year

       If a market disruption event occurs on any Index Valuation Date, or such date is not a trading day, the Index closing level on such Index Valuation Date will be determined on the immediately succeeding trading day on which no market disruption event shall have occurred or be continuing. In no event, however, shall any Index Valuation Date be postponed more than ten business days following the date originally scheduled to be such Index Valuation Date; provided that no Index Valuation Date, as postponed, shall produce a maturity date (including the issue date but not the maturity date) more than one year after the issue date (the last date that could serve as the final Index Valuation Date without causing the maturity date to be more than one year after the issue date, the “Final Disrupted Valuation Date”). If the tenth business day following the date originally scheduled to be the applicable Index Valuation Date is not a trading day, or if there is a market disruption event on such day, the calculation agent will determine the Index closing level for such Index Valuation Date on such date in accordance with the formula for and method of calculating the Index closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled business day of each security most recently constituting the Index.

PS-4

       Notwithstanding the foregoing, if any Index Valuation Date has been postponed to the Final Disrupted Valuation Date (treating any such Index Valuation Date that is not the final Index Valuation Date as if it were the final Index Valuation Date), and such Final Disrupted Valuation Date is not a trading day, or if there is a market disruption event on such Final Disrupted Valuation Date, the calculation agent will determine the Index closing level on such Final Disrupted Valuation Date in accordance with the formula for and method of calculating the Index closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on the business day immediately preceding such Final Disrupted Valuation Date of each security most recently constituting the Index. For the avoidance of doubt, in no event shall any Index Valuation Date occur after the Final Disrupted Valuation Date.

Interest Payments

       If the relevant terms supplement specifies that the notes will bear interest, the notes will bear interest at the rate per annum, or such other rate or rates, as specified in such terms supplement. Under these circumstances, interest will accrue from the issuance date of the notes to but excluding the maturity date. Interest will be paid in arrears on each date specified in the relevant terms supplement (each such date an “Interest Payment Date”) to and including the maturity date, to the holders of record at the close of business on the date 15 calendar days prior to that Interest Payment Date, whether or not such fifteenth calendar day is a business day, unless otherwise specified in the relevant terms supplement. Interest on the notes will be calculated based on a 360-day year of twelve 30-day months, unless otherwise specified in the relevant terms supplement. If any day on which a payment of interest or principal is due is not a business day, the payment will be made with the same force and effect on the next succeeding business day, but no additional interest will accrue as a result of the delayed payment, and the next interest payment period will commence as if the payment had not been delayed. If the maturity date is adjusted as the result of a market disruption event, the payment of interest due on the maturity date will be made on the maturity date as adjusted, with the same force and effect as if the maturity date had not been adjusted, but no additional interest will accrue or be payable as a result of the delayed payment.

PS-5

RISK FACTORS

       Your investment in the notes will involve certain risks. The notes may not pay interest or guarantee any return of principal prior to maturity unless otherwise specified in the relevant terms supplement. Investing in the notes is not equivalent to investing directly in the Index or any of the component stocks of the Index. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

The notes differ from conventional debt securities.

       The notes combine features of equity and debt. The terms of the notes differ from those of conventional debt securities in that we may not pay interest on the notes or, if we do pay interest, a significant portion of your total payment at maturity may be based on the performance of the Index rather than the interest rate, if any, we may pay you. Where the relevant terms supplement does not provide for interest payments, if a Knock-Out Event occurs on any trading day during the Monitoring Period, at maturity you will receive only $1,000 (plus the Minimum Return, if applicable) for each $1,000 principal amount note, unless otherwise specified in the relevant terms supplement. This will be true even if the level of the Index was less than the Upper Knock-Out Level or greater than the Lower Knock-Out Level at some time during the Monitoring Period but later rises above or falls below those respective levels. Therefore, the return on your investment in the notes may be less than the amount that would be paid on an ordinary debt security. The return at maturity of only the applicable principal amount (plus the Minimum Return, if applicable) of each note will not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

The notes may not pay more than the applicable principal amount, and accrued and unpaid interest, if applicable, at maturity.

       If a Knock-Out Event occurs on any trading day during the Monitoring Period, you will receive only the applicable interest payments, if any, set forth in the terms supplement and, unless otherwise specified in the relevant terms supplement, $1,000 (plus the Minimum Return, if applicable) for each $1,000 principal amount note you hold at maturity. This will be true even if the level of the Index was less than the Upper Knock-Out Level or greater than the Lower Knock-Out Level at some time during the Monitoring Period but later rises above or falls below those respective levels. Because the notes may accrue interest at an interest rate lower than that payable for other debt securities issued by us with a comparable maturity, the return on your investment in the notes may be less than the amount that would be paid on a conventional debt security of comparable maturity. This return may not fully compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

The appreciation potential of the notes is limited by the dual knock-out feature.

       If the Index closing level on any trading day during the Monitoring Period is greater than the Upper Knock-Out Level or less than the Lower Knock-Out Level, your payment at maturity will be limited to the principal amount of the notes (plus the Minimum Return, if applicable) and will not be determined by reference to the Absolute Index Return. This return may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time. Therefore, under these circumstances, your return may be less than the return you would have otherwise received if you had invested directly in the Index or the stocks underlying the Index or contracts relating to the Index for which there is an active secondary market. In addition, if the Ending Index Level is greater than or less than the Initial Index Level and a Knock-Out Event occurs, your return would be less than the return you would have received if this note did not contain a dual “knock-out” feature.

PS-6

You will receive no more than the principal amount (plus the Minimum Return, if applicable) of your notes if the Index closes or trades above the Upper Knock-Out Level or below the Lower Knock-Out Level at any applicable time during the Monitoring Period.

       If the Index level (for notes with continuous monitoring) or the Index closing level (for notes with daily monitoring) is above the Upper Knock-Out Level or below the Lower Knock-Out Level on any trading day during the Monitoring Period, you will receive only $1,000 (plus the Minimum Return, if applicable) per $1,000 principal amount note you hold at maturity. The likelihood of the Index closing or trading above the Upper Knock-Out Level or below the Lower Knock-Out Level on any trading day during the Monitoring Period will depend in large part on the volatility of the Index—the frequency and magnitude of changes in the level of the Index. Since its inception, the Index has experienced significant volatility. If the Absolute Index Return is equal to zero, you will receive only $1,000 (plus the Minimum Return, if applicable) per $1,000 principal amount note you hold at maturity.

The appreciation potential of the notes will be limited by the Maximum Return, if applicable.

       If the notes have a Maximum Return, the appreciation potential of the notes is limited to the fixed dollar amount per $1,000 principal amount note specified in the relevant terms supplement as the Maximum Return. The Additional Amount will equal no more than the Maximum Return, even if a Knock-Out Event has not occurred. Accordingly, the appreciation potential of the notes will be limited to the Maximum Return even if the Additional Amount calculated with reference to the Absolute Index Return and Participation Rate would be greater than the Maximum Return.

The Ending Index Level may be less than or greater than the Index level at other times during the term of the notes.

       Because the Ending Index Level is calculated based on the Index closing level on one or more Index Valuation Dates during the term of the notes, the level of the Index, if calculated at various other times during the term of the notes, including other dates near the Index Valuation Date(s), could be higher or lower than the Ending Index Level. This difference could be particularly large if there if there is a significant increase or decrease in the level of the Index before and/or after the Index Valuation Date(s) or if there is a significant increase or decrease in the level of the Index around the time of the Index Valuation Date(s) or if there is significant volatility in the Index level during the term of the notes (especially on dates near the Index Valuation Date(s)). For example, when the Index Valuation Date(s) for the notes is near the end of the term of the notes, if the Index levels increase or decrease significantly during the initial term of the notes (without triggering a Knock-Out Event) and then return to levels at or near the Initial Index Level at the Index Valuation Date(s), the Ending Index Level may be significantly greater than or less than if it were calculated on a date earlier than the Index Valuation Date. Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested in the Index, the stocks underlying the Index or contracts relating to the Index for which there is an active secondary market. Even if the level of the Index increases or decreases significantly during the term of the notes without triggering a Knock-Out Event, the market value of the notes may not correspondingly increase, and may decline.

The value of the Initial Index Level may be determined after the issue date of the notes.

       If so specified in the relevant terms supplement, the Initial Index Level will be determined based on the arithmetic average of the Index closing levels on the Initial Averaging Dates specified in that relevant terms supplement. One or more of the Initial Averaging Dates specified may occur on or following the issue date of the notes; as a result, the Initial Index Level for the Index may not be determined, and you may therefore not know the value of such Initial Index Level, until after the issue date. Similarly, the global note certificate representing the notes, which will be deposited with the Depository Trust Company on the issue date as described under “General Terms of Notes — Book Entry Only Issuance — The Depository Trust Company,” will not set forth the value of the Initial Index Level for the Index. If there are any increases or decreases in the Index closing levels on the Initial Averaging Dates that occur after the issue date and such increases result in the Initial Index Level being different than the Index closing level on the issue date, this may establish a different range that the Index must remain in to avoid a Knock-Out Event and for you to receive at maturity more than the applicable principal amount of your notes and, if applicable, the Minimum Return.

PS-7

If the Participation Rate is less than 100%, the Additional Amount will be limited by the Participation Rate.

       If the Participation Rate is less than 100% and a Knock-Out Event has not occurred, the Additional Amount you receive at maturity will equal only a percentage, as specified in the relevant terms supplement, of the Absolute Index Return. Under these circumstances, the Additional Amount you receive at maturity will not fully reflect the performance of the Index.

Your return on the notes will not reflect dividends on the common stocks of the companies in the Index.

       Your return on the notes will not reflect the return you would realize if you actually owned the common stocks of the companies included in the Index and received the dividends paid on those stocks. This is because the calculation agent will calculate the amount payable to you at maturity of the notes by reference to the Ending Index Level if a Knock-Out Event has not occurred. The Ending Index Level reflects the prices of the common stocks as calculated in the Index without taking into consideration the value of dividends paid on those stocks. If a Knock-Out Event has occurred, your payment at maturity will be a fixed amount without reference to the Ending Index Level.

The notes are designed to be held to maturity.

       The notes are not designed to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Index has not appreciated above the Upper Knock-Out Level or depreciated below the Lower Knock-Out Level since the date of issuance. The potential returns described in any terms supplement assume that your notes are held to maturity.

Secondary trading may be limited.

       Unless otherwise specified in the relevant terms supplement, the notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market for the notes, it may not provide enough liquidity to allow you to trade or sell the notes easily.

       J.P. Morgan Securities Inc. may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which J.P. Morgan Securities Inc. is willing to buy the notes. If at any time J.P. Morgan Securities Inc. or another Agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

       Many economic and market factors will influence the value of the notes. We expect that, generally, the level of the Index on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the level of the Index. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

  whether the level of the Index (for notes with continuous monitoring) or the Index closing level (for notes with daily monitoring) is above the Upper Knock-Out Level or below the Lower Knock-Out Level during the Monitoring Period;

  the expected volatility in the Index;

  the time to maturity of the notes;

  the dividend rate on the common stocks underlying the Index;
PS-8

  interest and yield rates in the market generally as well as in the markets of the securities composing the Index;

  economic, financial, political, regulatory or judicial events that affect the stocks included in the Index or stock markets generally and which may affect the Index closing level on any Index Valuation Date or any Initial Averaging Date, if applicable; and

  our creditworthiness, including actual or anticipated downgrades in our credit ratings.

       You cannot predict the future performance of the Index based on its historical performance. A Knock-Out Event may occur, or the Ending Index Level may be flat as compared to the Initial Index Level, in which event you will receive only the applicable principal amount of your notes at maturity, unless the relevant terms supplement provides for interest payments or a Minimum Return.

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

       While the payment at maturity will be based on the applicable principal amount of your notes as described in the relevant terms supplement, the original issue price of the notes includes each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. Such cost includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which J.P. Morgan Securities Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by J.P. Morgan Securities Inc., as a result of such compensation or other transaction costs.

An investment in the notes is subject to risks associated with small capitalization stocks.

       The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

Frank Russell Company may adjust the Russell 2000® Index in a way that affects its level, and Frank Russell Company has no obligation to consider your interests.

       Frank Russell Company (“Frank Russell”) is responsible for calculating and maintaining the Russell 2000® Index. Frank Russell can add, delete or substitute the stocks underlying the Russell 2000® Index or make other methodological changes that could change the level of the Russell 2000® Index. You should realize that the changing of companies included in the Russell 2000® Index may affect the Russell 2000® Index, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, Frank Russell may alter, discontinue or suspend calculation or dissemination of the Russell 2000® Index. Any of these actions could adversely affect the value of the notes. Frank Russell has no obligation to consider your interests in calculating or revising the Russell 2000® Index. See “The Russell 2000® Index.”

PS-9

We are not affiliated with any company included in the Index.

       We are not affiliated with any of the companies whose stock is included in the Index. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks underlying the Index or your notes. None of the money you pay us will go to the Frank Russell Company or any of the companies included in the Index and none of those companies will be involved in the offering of the notes in any way. Those companies will have no obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

       As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the Index would have.

We or our affiliates may have adverse economic interests to the holders of the notes.

       J.P. Morgan Securities Inc. and other affiliates of ours trade the stocks underlying the Index and other financial instruments related to the Index and its component stocks on a regular basis, for their accounts and for other accounts under their management. J.P. Morgan Securities Inc. and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the Index. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the level of the Index and, accordingly, could affect the value of the notes and any Additional Amount payable to you at maturity.

       We or our affiliates may currently or from time to time engage in business with companies whose stock is included in the Index, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about the companies whose stock is included in the Index. Any prospective purchaser of notes should undertake an independent investigation of each company whose stock is included in the Index as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

       Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the level of the Index or the stocks that compose the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

       We may have hedged our obligations under the notes through certain affiliates, who would expect to make a profit on such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

       J.P. Morgan Securities Inc., one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Initial Index Level, the Ending Index Level, the closing level of the Index on each Index Valuation Date and each Initial Averaging Date, if applicable, the Absolute Index Return, the Additional Amount, if any, that we will pay you at maturity, the level of the Index (for notes with continuous monitoring) or Index closing level (for notes with daily monitoring) on each trading day during the Monitoring Period, whether a Knock-Out Event has occurred, and whether the Ending Index Level is greater than, less than, or equal to the Initial Index Level and, if the notes bear interest, the amount of interest payable, if any, on any Interest Payment Date. The calculation agent will also be responsible for determining whether a market disruption event has occurred, whether the Index has been discontinued, whether there has been a material change in the method of calculation of the Index and, if the notes bear interest, whether a day is an Interest Payment Date. In performing these duties, J.P. Morgan Securities Inc. may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where J.P. Morgan Securities Inc., as the calculation agent, is entitled to exercise discretion.

PS-10

Market disruptions may adversely affect your return.

       The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Index closing level or the Absolute Index Return on any Index Valuation Date, any Initial Averaging Date, if applicable, or on any trading day during the Monitoring Period and calculating the payment at maturity that we are required to pay you. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that one or more of the Index Valuation Dates or Initial Averaging Dates, if any, and the maturity date will be postponed and your return will be adversely affected. See “General Terms of Notes — Market Disruption Events.”

Generally, if the term of the notes is not more than one year, the notes will be treated as short-term debt instruments for U.S. federal income tax purposes.

       Generally, if the term of the notes is not more than one year (including the last possible date that the notes could be outstanding), the notes will be treated as “short-term” debt instruments for U.S. federal income tax purposes. No statutory, judicial or administrative authority directly addresses the treatment of notes or instruments similar to the notes for U.S. federal income tax purposes, and no ruling is being requested from the Internal Revenue Service with respect to the notes. As a result, certain aspects of the tax treatment of an investment in the notes are uncertain. You are urged to review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 74-A-I and consult your tax adviser regarding your particular circumstances.

Generally, if the term of the notes is more than one year, the notes will be contingent payment debt instruments for U.S. federal income tax purposes.

       Generally, if the term of the notes is more than one year, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. As a result, you will generally be required to recognize interest income in each year at a “comparable yield,” even though we may not make any payments with respect to the notes until maturity. Interest included in income will increase your basis in the notes and the projected amount of stated interest, if any, will reduce your basis in the notes. Generally, amounts received at maturity or on earlier sale or disposition in excess of your basis will be treated as additional interest income while any loss will be treated as an ordinary loss to the extent of all previous inclusions with respect to the notes, which will be deductible against other income (e.g., employment and interest income) with the balance treated as capital loss, which may be subject to limitations. Losses may be subject to special reporting requirements. You are urged to review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 74-A-I and consult your tax adviser regarding your particular circumstances.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

       If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

PS-11

USE OF PROCEEDS

       Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the notes. Unless otherwise specified in the relevant terms supplement, these commissions will include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

       On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the Index, the stocks underlying the Index, or instruments whose value is derived from the Index or its underlying stocks. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially increase or decrease the level of the Index as well as the Initial Index Level, and, therefore, effectively establish a higher or lower level that the Index must not breach for you to receive at maturity of the notes more than the applicable principal amount of your notes (other than, if applicable, any interest payment or payment of the Minimum Return). From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Index, the stocks underlying the Index, or instruments whose value is derived from the Index or its underlying stocks. Although we have no reason to believe that any of these activities will have a material impact on the level of the Index or the value of the notes, we cannot assure you that these activities will not have such an effect.

       We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

PS-12

THE RUSSELL 2000® INDEX

       We have derived all information contained in this product supplement regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Frank Russell Company (“Frank Russell”). The Index was developed by Frank Russell and is calculated, maintained and published by Frank Russell. We make no representation or warranty as to the accuracy or completeness of such information.

       The Index is an index calculated, published and disseminated by Frank Russell, and measures the composite price performance of stocks of 2,000 companies (the “Component Stocks”) domiciled in the U.S. and its territories. All 2,000 stocks are traded on either the NYSE or the AMEX or in the over-the-counter market and are 2,000 of the smallest securities that form the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.

       The Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents approximately 8% of the total market capitalization of the Russell 3000® Index. The Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

       Selection of stocks underlying the Index. The Index is a sub-group of the Russell 3000® Index. To be eligible for inclusion in the Russell 3000® Index, and, consequently, the Index, a company’s stocks must be listed on May 31 of a given year and Frank Russell must have access to documentation verifying the company’s eligibility for inclusion. Beginning September 2004, eligible initial public offerings are added to Russell U.S. indexes at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

       Only common stocks belonging to corporations domiciled in the U.S. and its territories are eligible for inclusion in the Russell 3000® Index and, consequently, the Index. The following securities are specifically excluded from the Index: (i) stocks traded on U.S. exchanges but domiciled in other countries; (ii) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights; and (iii) trust receipts, royalty trusts, limited liability companies, OTC Bulletin Board companies, pink sheets, closed-end mutual funds and limited partnerships that are traded on U.S. exchanges. In addition, Berkshire Hathaway is excluded as a special exception.

       The primary criteria used to determine the initial list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. All common stock share classes are combined in determining market capitalization. If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Index. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

       The Index is reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituents are pre-announced and subject to change if any corporate activity occurs or if any new information is received prior to release.

PS-13

       Capitalization Adjustments. As a capitalization-weighted index, the Index reflects changes in the capitalization, or market value, of the Component Stocks relative to the capitalization on a base date. The current Index value is calculated by adding the market values of the Index’s Component Stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Index on the base date of December 31, 1986. To calculate the Index, last sale prices will be used for exchange-traded and NASDAQ stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Index. In order to provide continuity for the Index’s value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for Component Stocks, company additions or deletions, corporate restructurings and other capitalization changes.

       Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in Securities and Exchange Commission (the “Commission”) corporate filings. Other sources are used in cases of missing or questionable data.

       The following types of shares are considered unavailable for the purposes of capitalization determinations:

  ESOP or LESOP shares — corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

  Corporate cross-owned shares — when shares of a company in the Index are held by another company also in the Index, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;

  Large private and corporate shares — large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the Index that own 10% or more of the shares outstanding. However, not to be included in this class are institutional holdings, which are: investment companies not in the Index, partnerships, insurance companies not in the Index, mutual funds, banks not in the Index or venture capital funds;

  Unlisted share classes — classes of common stock that are not traded on a U.S. securities exchange; and

  Initial public offering lock-ups — shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the index.

       Corporate Actions Affecting the Index. The following summarizes the types of Index maintenance adjustments and indicates whether or not an Index adjustment is required.

  “No Replacement” Rule — Securities that leave the Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Index over a year will fluctuate according to corporate activity.

  Rule for Deletions — When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the Index at the market close on the effective date or when the stock is no longer trading on the exchange.
PS-14

       When acquisitions or mergers take place within the Index, the stock’s capitalization moves to the acquiring stock, hence, mergers have no effect on the Index total capitalization. Shares are updated for the acquiring stock at the time the transaction is final. Prior to April 1, 2000, if the acquiring stock was a member of a different index (e.g., Russell 3000® or Russell 1000® ), the shares for the acquiring stock were not adjusted until month end.

  Deleted Stocks — Effective on January 1, 2002, when deleting stocks from the Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC bulletin board price. Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange. Exceptions: there may be corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

  Rule for Additions — The only additions between reconstitution dates are as a result of spin-offs and Initial Public Offerings. Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Index at the latest reconstitution.

  Rule for Corporate Action-Driven Changes — Beginning April 1, 2003 changes resulting from corporate actions will generally be applied at the open of the ex-date using the previous day’s closing prices. For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments will be made at the open of the ex-date using previous day closing prices. For re-incorporations and exchange delisting, deleted entities will be removed at the open on the day following re-incorporation or delisting using previous day closing prices (including OTC prices for delisted stocks).

       Updates to Share Capital Affecting the Index. Each month, the Index is updated for changes to shares outstanding as companies report changes in share capital to the Commission. Effective April 30, 2002 only cumulative changes to shares outstanding greater than 5% are reflected in the Index. This does not affect treatment of major corporate events, which are effective on the ex-date.

       Pricing of Securities Included in the Index. Effective on January 1, 2002, primary exchange closing prices are used in the daily Index calculations. FT Interactive data is used as the primary source for U.S. security prices, income, and total shares outstanding. Prior to January 1, 2002, composite closing prices, which are the last trade price on any U.S. exchange, were used in the daily Index calculations.

       Disclaimers. The notes are not sponsored, endorsed, sold, or promoted by Frank Russell or any successor thereto or index owner, and neither Frank Russell nor any party hereto makes any representation or warranty whatsoever, whether express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general stock market performance or a segment of the same. Frank Russell’s publication of the Index in no way suggests or implies an opinion by Frank Russell as to the advisability of investment in any or all of the securities upon which the Index is based. Frank Russell’s only relationship to JPMorgan Chase & Co. and its affiliates is the licensing of certain trademarks and trade names of Frank Russell and of the Index which is determined, composed and calculated by Frank Russell without regard to JPMorgan Chase & Co. and its affiliates or the notes. Frank Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and Frank Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Frank Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Index. Frank Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.

PS-15

       “Russell 2000® Index” and “Russell 3000® Index” are trademarks of Frank Russell Company and have been licensed for use by JPMorgan Chase Bank, National Association and its affiliates. This transaction is not sponsored, endorsed, sold, or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of entering into this transaction.

        FRANK RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND FRANK RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FRANK RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN CHASE & CO. AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. FRANK RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FRANK RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Discontinuation of the Russell 2000® Index; Alteration of Method of Calculation

       If Frank Russell Company discontinues publication of the Index and Frank Russell Company or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “ successor index”), then any Index closing level will be determined by reference to the level of such successor index at the close of trading on the NYSE, the AMEX, the NASDAQ Stock Market or the relevant exchange or market for the successor index on the relevant Initial Averaging Date, if applicable, Index Valuation Date, any trading day during the Monitoring Period or other relevant date or dates as set forth in the relevant terms supplement.

       Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

       If Frank Russell Company discontinues publication of the Index prior to, and such discontinuation is continuing on, an Initial Averaging Date, if applicable, Index Valuation Date, any trading day during the Monitoring Period or other relevant date as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no successor index is available at such time, or the calculation agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on, such Initial Averaging Date, Index Valuation Date, trading day or other relevant date, then the calculation agent will determine the Index closing level for such date. The Index closing level for such date will be computed by the calculation agent in accordance with the formula for and method of calculating the Index or successor index, as applicable, last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the Index or successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the Index may adversely affect the value of the notes.

       If at any time the method of calculating the Index or a successor index, or the level thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the Index or such successor index does not, in the opinion of the calculation agent, fairly represent the level of the Index or such successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the Index or such successor index, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), then the calculation agent will adjust its calculation of the Index or such successor index in order to arrive at a level of the Index or such successor index as if there had been no such modification (e.g., as if such split had not occurred).

PS-16

GENERAL TERMS OF NOTES

Calculation Agent

       J.P. Morgan Securities Inc. will act as the calculation agent. The calculation agent will determine, among other things, the Initial Index Level, the Ending Index Level, the closing level of the Index on each Index Valuation Date and each Initial Averaging Date, if applicable, the Absolute Index Return, the Additional Amount, if any, that we will pay you at maturity, the level of the Index (for notes with continuous monitoring) or the Index closing level (for notes with daily monitoring) on each trading day during the Monitoring period, whether a Knock-Out Event has occurred, whether the Ending Index Level is less than, equal to or greater than the Initial Index Level and, if the notes bear interest, the amount of interest payable, if any, on any Interest Payment Date. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuation of the Index, whether there has been a material change in the method of calculation of the Index and, if the notes bear interest, whether a day is an Interest Payment Date. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

       The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity and each Interest Payment Date, if applicable, on or prior to 11:00 a.m. on the business day preceding the maturity date and each Interest Payment Date, if applicable.

       All calculations with respect to the Initial Index Level, the Ending Index Level, the Absolute Index Return or any Index closing level will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the Additional Amount payable at maturity, if any, per $1,000 principal amount note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., ..76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

       Certain events may prevent the calculation agent from calculating the Index closing level on any Initial Averaging Date, if applicable, any trading day during the Monitoring Period or any Index Valuation Date and consequently the Absolute Index Return and the Additional Amount, if any, that we will pay you at maturity. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

       With respect to the Index, a “market disruption event,” unless otherwise specified in the relevant terms supplement, means:

  a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

  a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or
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  a suspension, absence or material limitation of trading on any major securities exchange for trading in futures or options contracts related to the Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such exchange; or

  a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case as determined by the calculation agent in its sole discretion; and

  a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

       For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Index (or the relevant successor index) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index (or the relevant successor index) shall be based on a comparison of:

  the portion of the level of the Index (or the relevant successor index) attributable to that security relative to the overall level of the Index (or the relevant successor index),

in each case immediately before that suspension or limitation.

       For purposes of determining whether a market disruption event has occurred, unless otherwise specified in the relevant terms supplement:

  a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

  limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

  a suspension of trading in futures or options contracts on the Index (or the relevant successor index) by the primary securities market trading in such contracts by reason of a price change exceeding limits set by such exchange or market,

    an imbalance of orders relating to such contracts, or

    a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index (or the relevant successor index); and

  a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the Index (or the relevant successor index) are traded will not include any time when such market is itself closed for trading under ordinary circumstances.
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       “Relevant exchange” means the primary exchange or market of trading for any security (or any combination thereof) then included in the Index or any successor index.

Events of Default

       Under the heading “Description of Debt Securities — Events of Default, Waiver, Debt Securities in Foreign Currencies” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Alternate Additional Amount Calculation in Case of an Event of Default

       Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes will be equal to $1,000 (or a portion of $1,000 if there is a Partial Principal Protection Percentage set forth in the relevant terms supplement) plus the Additional Amount, which will be calculated as if the date of acceleration were the final Index Valuation Date, plus, if applicable, any accrued and unpaid interest on the notes. If the notes have more than one Index Valuation Date, then for each Index Valuation Date scheduled to occur after the date of acceleration, the trading days immediately preceding the date of acceleration (in such number equal to the number of Index Valuation Dates in excess of one) shall be the corresponding Index Valuation Dates, unless otherwise specified in the relevant terms supplement. Upon any acceleration of the notes, any interest will be calculated on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed from and including the previous Interest Payment Date for which interest was paid.

       If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

       Under the heading “Description of Debt Securities — Modification of the Indenture; Waiver of Compliance” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

       The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

       The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

       The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Forms of Notes” and “The Depositary.”

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Registrar, Transfer Agent and Paying Agent

       Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of The Bank of New York in The City of New York.

       The Bank of New York or one of its affiliates will act as registrar and transfer agent for the notes. The Bank of New York will also act as paying agent and may designate additional paying agents.

       Registration of transfers of the notes will be effected without charge by or on behalf of The Bank of New York, but upon payment (with the giving of such indemnity as The Bank of New York may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

       The notes will be governed by and interpreted in accordance with the laws of the State of New York.

PS-20

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

       The following is a general discussion of the principal U.S. federal income tax consequences of the acquisition, ownership and disposition of notes. This discussion applies to you if you are an initial holder of notes purchasing the notes at their issue price for cash and if you hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

       This summary is based on the Code, existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions, in each case as currently in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all aspects of the U.S. federal income taxation of the notes that may be relevant to you in light of your particular circumstances or if you are a holder of notes who is subject to special treatment under the U.S. federal income tax laws, such as:

  a financial institution;

  an insurance company;

  a “regulated investment company” as defined in Code Section 851;

  a “real estate investment trust” as defined in Code Section 856;

  a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

  a dealer in securities or foreign currencies;

  a person holding the notes as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction, or who has entered into a “constructive sale” with respect to the notes;

  a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

  a trader in securities who elects to apply a mark-to-market method of tax accounting; or

  a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

       As the law applicable to the U.S. federal income taxation of instruments such as the notes is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effects of any applicable state, local or foreign tax laws are not discussed. You are urged to consult your tax adviser concerning the U.S. federal income tax consequences of owning and disposing of the notes, as well as any consequences under the laws of any state, local or foreign taxing jurisdiction.

       The following discussion does not apply to notes with a Fixed Payment. Prospective holders of such notes will be provided with a supplemental disclosure statement in the relevant terms supplement, describing the tax consequences relating to such notes.

Tax Treatment of the Notes

       We expect to seek an opinion from Davis Polk & Wardwell, our special tax counsel, regarding the treatment of the notes as debt for U.S. federal income tax purposes. The relevant terms supplement will describe Davis Polk & Wardwell’s level of comfort on this issue, which will depend on the facts of the particular offering, its receipt of certain factual representations from us at the time of the relevant offering and any additional considerations that may be relevant to the particular offering. The following discussion describes the treatment of the notes assuming that Davis Polk & Wardwell has provided us an opinion that the notes will be treated as debt for U.S. federal income tax purposes.

PS-21

Tax Consequences to U.S. Holders

       The following discussion applies to you only if you are a “U.S. Holder” of notes. You are a “U.S. Holder” if you are a beneficial owner of a note for U.S. federal income tax purposes that is:

  a citizen or resident of the United States;

  a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof; or

  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Notes with a Term of Not More Than One Year

       If the term of the notes (including the issue date or the maturity date but not both) from issuance to the last possible date that the notes could be outstanding is not more than one year, the following discussion applies. No statutory, judicial or administrative authority directly addresses the treatment of such notes or instruments similar thereto for U.S. federal income tax purposes, and no ruling will be requested from the Internal Revenue Service (the “IRS”) with respect to the notes. As a result, certain aspects of the U.S. federal income tax consequences of an investment in such notes are uncertain.

   Tax Treatment Prior to Maturity

       Because the term of these notes is not more than one year, they will be treated as short-term obligations. Cash-method holders will not be required to recognize income with respect to the notes prior to maturity, other than with respect to amounts received as stated interest, if any, or received pursuant to a sale or exchange, as described below. Although accrual-method holders and certain other holders are generally required to accrue interest on short-term notes on a straight-line basis, because the amount of interest that will be received with respect to the notes is uncertain, it is not clear how such accruals should be determined. If the amount of interest that will be received has become fixed (or the likelihood of interest not being a fixed amount has become “remote”) prior to the maturity date, it is likely that the amount of interest to be accrued will be determined based on the fixed amount. You should consult your tax adviser regarding the determination of the amount of any interest accruals on the notes.

   Sale, Exchange or Redemption of the Notes

       Upon a sale or exchange of a short-term note (including redemption of the notes at maturity), you should recognize gain or loss in an amount equal to the difference between the amount you receive and your adjusted basis in the note. Your adjusted basis in the note should equal the sum of the amount you paid to acquire the note and interest that you have previously included in income but not received, if any.

       The amount of any resulting loss will be treated as a capital loss, and may be subject to special reporting requirements if the loss exceeds certain thresholds. In the case of a gain resulting from redemption at maturity, the gain should be treated as ordinary interest income. It is not clear, however, whether or to what extent gain from a sale or exchange prior to maturity should be treated as capital gain or ordinary interest income. If the amount of interest to be received at maturity has become fixed (or the likelihood of such amount not being a fixed amount has become “remote”) prior to a sale or exchange, it is likely that the portion of gain on such sale or exchange that should be treated as accrued interest (and, therefore, taxed as ordinary interest income) will be determined based on the fixed amount. You should consult your tax adviser regarding the proper treatment of any gain or loss recognized upon a sale or exchange (including redemption at maturity) of a short-term note.

PS-22

   Interest on Indebtedness Incurred to Purchase the Notes

       To the extent you have not previously included interest income on the short-term notes, you may be required to defer deductions for interest paid on indebtedness incurred to purchase or carry the notes until the maturity of the notes or until you dispose of your notes in a taxable transaction. You should consult your tax adviser regarding the possibility of such deferral.

Notes with a Term of More Than One Year

       Unless otherwise provided in the relevant terms supplement, if the term of the notes (including the issue date but not the maturity date) from issuance to maturity (including the last possible date that the notes could be outstanding) is more than one year, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, with the consequences described below. The notes will generally be subject to the original issue discount (“OID”) provisions of the Code and the Treasury regulations issued thereunder, and you will be required to accrue as interest income the OID on the notes as described below.

       We are required to determine a “comparable yield” for the notes. The “comparable yield” is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. Solely for purposes of determining the amount of interest income that you will be required to accrue, we are also required to construct a “projected payment schedule” in respect of the notes representing a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield.

       Unless otherwise provided in the relevant terms supplement, we will provide, and you may obtain, the comparable yield for a particular offering of notes, and the related projected payment schedule, in the final terms supplement for such notes, which we will file with the SEC.

       Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount, if any, that we will pay on the notes.

       For U.S. federal income tax purposes, you are required to use our determination of the comparable yield and projected payment schedule in determining interest accruals and adjustments in respect of a note, unless you timely disclose and justify the use of other estimates to the IRS. Regardless of your accounting method, you will be required to accrue as interest income OID on the notes at the comparable yield, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment(s) on the notes (as described below).

       In addition to interest accrued based upon the comparable yield as described above, you will be required to recognize interest income equal to the amount of any net positive adjustment, i.e., the excess of actual payments over projected payments, in respect of a note for a taxable year. A net negative adjustment, i.e., the excess of projected payments over actual payments, in respect of a note for a taxable year:

  will first reduce the amount of interest in respect of the note that you would otherwise be required to include in income in the taxable year; and

  any excess will give rise to an ordinary loss, but only to the extent that the amount of all previous interest inclusions under the note exceeds the total amount of your net negative adjustments treated as ordinary loss on the note in prior taxable years.
PS-23

       A net negative adjustment is not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. Any net negative adjustment in excess of the amounts described above will be carried forward to offset future interest income in respect of the note or to reduce the amount realized on a sale, exchange or retirement of the note.

       Upon a sale, exchange or retirement of a note (including at its maturity), you generally will recognize taxable gain or loss equal to the difference between the amount received from the sale, exchange or retirement and your adjusted tax basis in the note. Your adjusted tax basis in a note will equal the cost thereof, increased by the amount of interest income previously accrued by you in respect of the note (determined without regard to any of the positive or negative adjustments to interest accruals described above) and decreased by the amount of any prior projected payments in respect of the note. You generally must treat any gain as interest income and any loss as ordinary loss to the extent of previous interest inclusions (reduced by the total amount of net negative adjustments previously taken into account as ordinary losses), and the balance as capital loss. Such losses are not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. The deductibility of capital losses, however, is subject to limitations. Additionally, if you recognize a loss above certain thresholds, you may be required to file a disclosure statement with the IRS. You are urged to consult your tax adviser regarding these limitations and reporting obligations.

       Special rules will apply if any contingent payment on the notes becomes “fixed” (within the meaning of the applicable Treasury regulations) more than six months prior to its scheduled date of payment. Generally, in this case you would be required to make adjustments to account for the difference between the amount so treated as fixed and the projected payment in the manner described in the applicable Treasury regulations. Your tax basis in the note and the character of any gain or loss on the sale of the note could also be affected. You are urged to consult your tax adviser concerning the application of these special rules.

Tax Consequences to Non-U.S. Holders

       The following discussion applies to you only if you are a “Non-U.S. Holder” of notes. You are a “Non-U.S. Holder” if you are a beneficial owner of a note for U.S. federal income tax purposes that is:

  a nonresident alien individual;

  a foreign corporation; or

  a nonresident alien fiduciary of a foreign estate or trust.

       You are not a “Non-U.S. Holder” if you are an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your own tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

       Payments to you on the notes, and any gain realized on a sale or exchange of the notes, will be exempt from U.S. federal income tax (including withholding tax) provided generally, in the case of notes with a term of more than 183 days, that you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a U.S. person and provide your name and address or otherwise satisfy applicable documentation requirements, and such amounts are not effectively connected with your conduct of a U.S. trade or business.

       Notwithstanding the preceding paragraph, if the notes have a term to maturity of 183 days or less and you do not provide a properly executed IRS Form W-8BEN, you may be subject to information reporting and backup withholding, as described below, unless you provide documentation of your status as a non-U.S. person (which would include providing a properly executed IRS Form W-8BEN).

PS-24

       If you are engaged in a trade or business in the United States and if the income or gain on the note, if any, is effectively connected with your conduct of such trade or business, although exempt from the withholding tax discussed above, you will generally be subject to regular U.S. income tax on such income or gain in the same manner as if you were a U.S. Holder, except that in lieu of the certificate described in the second preceding paragraph, you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. If this paragraph applies to you, you are urged to consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax.

       If you are an individual, your notes will not be included in your estate for U.S. federal estate tax purposes, provided that interest on the notes is not then effectively connected with your conduct of a U.S. trade or business.

Backup Withholding and Information Reporting

       Interest paid on the notes and the proceeds received from a sale, exchange or other disposition (including at maturity) of notes will be subject to information reporting if you are not an “exempt recipient” (such as a domestic corporation) and may also be subject to backup withholding at the rates specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. Holder) or meet certain other conditions. If you are a Non-U.S. Holder and you comply with the identification procedures described in the preceding section, you will generally establish an exemption from backup withholding.

       Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

PS-25

UNDERWRITING

       Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities Inc. as agent (an “Agent” or “JPMSI”), and certain other agents that may be party to the Master Agency Agreement from time to time (each an “Agent” and collectively with JPMSI, the “Agents”) each Agent participating in an offering of notes, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of the relevant terms supplement. Each such Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of the relevant terms supplement. JPMSI will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

       We own, directly or indirectly, all of the outstanding equity securities of JPMSI. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

       JPMSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

       In order to facilitate the offering of the notes, JPMSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, JPMSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. JPMSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if JPMSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, JPMSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. JPMSI is not required to engage in these activities, and may end any of these activities at any time.

       No action has been or will be taken by us, JPMSI or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 74-A-I or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 74-A-I or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

       Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement no. 74-A-I and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

PS-26

       The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

       The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction no 400, dated December 29, 2003, as amended from time to time.

       The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 74-A-I or the accompanying prospectus supplement, prospectus or terms supplement, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

       The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

       The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 74-A-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

       Neither this product supplement no. 74-A-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 74-A-I, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

       The notes may not be publicly offered in Switzerland, as such term is defined or interpreted under the Swiss Code of Obligations. Neither this product supplement no. 74-A-I, the accompanying prospectus supplement, prospectus or terms supplement nor any of the documents related to the notes constitute a prospectus in the sense of article 652a or 1156 of the Swiss Code of Obligations.

       In addition, notes that fall within the scope of the Swiss Investment Fund Act may not be offered and distributed by means of public advertising in or from Switzerland, as such term is defined or interpreted under the Swiss Investment Fund Act. Such notes will not be registered with the Swiss Federal Banking Commission under the Swiss Investment Fund Act and the corresponding Swiss Investment Fund Ordinance and investors will, therefore, not benefit from protection under the Swiss Investment Fund Act or supervision by the Swiss Federal Banking Commission.

       Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

PS-27

BENEFIT PLAN INVESTOR CONSIDERATIONS

       A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

       Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

       Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Section 408(b)(17) of ERISA or Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or the statutory exemptions under Section 408(b)(17) of ERISA and Section 4975(d)(20) are available or there was some other basis on which the purchase and holding of the notes is not prohibited. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase of the notes that (a) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

       Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the notes shall be required to represent (and deemed to have represented by its purchase of the notes) that such purchase and holding is not prohibited under applicable Similar Laws.

       Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief.

       Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any Plan or plan subject to similar laws is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

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